EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2012, relating to the consolidated financial statements of NextEra Energy, Inc. and subsidiaries and the effectiveness of NextEra Energy, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of NextEra Energy, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

April 20, 2012